FORM  3     U.S.  SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington, D.C.  20549
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
                               17(a) of the Public
 Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company
                                   Act of 1940

1. Name and Address      2. Date of Event Requiring  4. Issuer Name and Ticker
of Reporting Person*        Statement  for              or Trading Symbol
                            (Month/Day/Year)

HELLER ROBERT   A.        JANUARY 27, 2000   MERLIN SOFTWARE TECHNOLOGIES
                                                INTERNATIONAL, INC. MLSW
------------------------  ----------------------     ------------------------
(Last)  (First)  (Middle)

1912 Ironwood Court        3. IRS  or Social   5. Relationship 6. If Amendment,
------------------------    Security Number of    of Reporting    Date of
       (Street)             Reporting Person      Person to       Original
                              (Voluntary)         Issuer          (Month/Day/
                                                                  Year)
Port Moody, BC V3H 4C3                            [X]Director       -
------------------------    -----------------     [X]Officer
(City)  (State)  (Zip)                               (give title below)
                                                  [X] 10% Owner
                                                   PRESIDENT
*  If  the  Form  is  filed                       -----------------------
by more than one Reporting               7. Individual or Joint/Group Filing
Person, see Instructions                    (Check applicable line)
        5(b)(v)                             [X] Form filed by One Reporting
 --------------------------                     Person
                                            [ ] Form filed by More than One
                                                Reporting Person
                                          ---------------------------------
                  TABLE I - NON-DERIVATIVE SERVICES BENEFICIALLY OWNED
                     ---------------------------------------------------------

1.  Title of Security      2. Amount of Securities  3. Ownership From:  4. Nature of Indirect Beneficial Ownership
     (Instr. 4)               Beneficially Owned       Direct (D) or       (Instr. 5)
                              (Instr. 4)               Indirect (I)
                                                        (Instr. 5)
-------------------------  -------------------       ------------      --------------------------------------------
-                           -                         -                  -

Reminder: Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                          (Over)
                            (Print or Type Response)

  TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of     2. Date Exercisable   3. Title and Amount  4. Conversion  5. Ownership   6.  Nature of
   Derivative      and Expiration        of Securities        or Exercise    Form of         Indirect
   Security        Date (Month/Day       Underlying           Price of       Derivative      Beneficial
   (Instr. 4)      Year)                 Derivative           Derivative     Security:       Ownership
                                         Security             Security       Direct (D)      (Instr. 5)
                                         (Instr. 4)                          or Indirect (I)
                Date       Expiration  Title   Amount or
                Exercis-   Date                Number of
                able                           Shares
-------------   ---------------------- -------------------- ------------- --------------  ---------------
-                 -          -           -       -             -              -                -

Explanation  of  Responses:

**  Intentional  misstatements or omissions of facts constitute Federal Criminal
          Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

                          /s/ Robert A. Heller         January 27, 2000
                         -------------------          ----------------
 .     **Signature of Reporting Person                      Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
See  Instruction  6  for  procedure.